UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2020

LINDBLAD EXPEDITIONS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35898	27-4749725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Morton Street, 9th Floor, New York, New York	10014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (212) 261-9000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	LIND	The NASDAQ Stock Market LLC

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

8.01     Other Events

The Company announced today that that it is rescheduling or rebooking, as applicable, all expedition voyages scheduled to sail through September 14, 2020 due to continued travel restrictions from the global spread of the COVID-19 virus.

As of June 30, 2020, the Company had $80.9 million in unrestricted cash and $21.3 million in restricted cash primarily related to deposits on future travel originating from U.S. ports. The Company continues to estimate a monthly cash usage while its vessels are not in operations of approximately $10-15 million including ship and office operating expenses, necessary capital expenditures and interest and principal payments. This excludes guest payments for future travel and cash refunds requested on previously made guest payments.

The Company was off to a strong start to the year with Lindblad segment bookings at the end of February up 25% for the full year 2020 as compared to the same point a year ago for 2019, and had sold 86% of its originally projected guest ticket revenues for the year. Since that point, the Company has experienced a substantial impact from the COVID-19 virus including elevated cancellations and softness in near-term demand. Lindblad segment bookings for travel in 2020 are now approximately 62% below the same point a year ago for 2019 due primarily to the cancelled and rescheduled voyages, as well as cancellations for travel later this year. The Company has substantial advanced bookings for travel in 2021, including 6% more bookings as compared with bookings for 2020 as of the same date a year ago and 35% higher bookings as of the same date in 2018 for 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINDBLAD EXPEDITIONS HOLDINGS, INC. (registrant)

July 29, 2020	By:	/s/ Craig I. Felenstein
Craig I. Felenstein Chief Financial Officer